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                                                                   EXHIBIT 10.23


                          SERVICE AGREEMENT AND LICENSE


         THIS SERVICE AGREEMENT AND LICENSE ("Agreement" and/or "License") is made this 20th day of January, 2000, by and between TECH DATA CORPORATION, a Florida corporation located at 5350 Tech Data Drive, Clearwater, Florida 33760 ("Tech Data") and DIGITAL COMMERCE CORPORATION, a Delaware corporation located at 11180 Sunrise Valley Drive, Reston, Virginia 20191-4367 ("DCC").

1. Purpose. This Agreement sets forth the terms and conditions under which DCC will perform Phase 1 services for Tech Data and for the development of Phase 2 services by DCC. This Agreement also sets forth the terms and conditions under which Tech Data grants to DCC certain rights and licenses in and to the Licensed Database identified below for the purposes of performing Phase 1 services and constitutes full and complete consideration for Tech Data and DCC to enter into and support the validity of this License. It is contemplated by the parties that as a result of the rights and licenses as granted herein, that Tech Data's customers (hereinafter "Resellers"), will have the ability to access a modified version of the Licensed Database containing only that Reseller's assigned government column level pricing that DCC will have modified to reflect any price changes unique to each Reseller's government pricing.

2. Other Agreements. This Agreement supercedes all prior agreements and understandings between the parties as to the Phase 1 services described therein. DCC and Tech Data are negotiating other (Phase 2) functionality, services and enhancements, the exact and finally agreed upon nature of which shall be set forth in a separate mutually acceptable agreement and license in writing setting form the terms and conditions governing such functionality, services and enhancements at such time as the parties can reach agreement. No contractual relationship or continuing obligation for Phase 2 shall be deemed created until each party shall have the opportunity to complete all service level agreement requirements to be established, consult with their respective legal counsel and a definitive agreement and license which sets out each and every agreement of the parties shall have been mutually agreed upon, reduced to writing and executed by authorized officers of all parties concerned.

3. Definitions. When used in this Agreement, the Terms listed below shall have the following meanings:

Licensed Database, for the purposes of this License, means the column level pricing databases unique to Tech Data. Tech Data has created and compiled the Licensed Database which is Tech Data's compilation of certain product prices unique to Resellers for the products distributed by Tech Data assigned to Resellers based upon criteria determined by Tech Data. The databases that are licensed under this License are more specifically described in Schedule "A" attached hereto.

Phase 1, for the purposes of this Agreement and License means software, algorithms and other functionality that permit Tech Data Resellers to view their respective Tech Data government pricing,


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maintained on DCC's website but accessed through Tech Data's website. The
Service Level Agreement for Phase 1 is set forth on Schedule "A" attached hereto.

Phase 2, for the purposes of this Agreement and License, means additional functionality, services and enhancements including, but not limited to, functionality, services, and enhancements which will permit Resellers and their End-user customers to access the Reseller's respective Tech Data government pricing by accessing DCC's "Fedsite" website and directly place electronic orders for product to Tech Data. The exact and finally agreed upon nature of the additional functionality, services and enhancements shall be set forth in a mutually acceptable agreement in writing signed by both parties.

4. Tech Data Grant of Right and License. Tech Data hereby grants to DCC a limited, non-exclusive license to use and modify the Licensed Database so that the Licensed Database may be accessed by each Reseller, or by DCC on behalf of the Reseller, to view only that government pricing assigned to that Reseller. DCC acknowledges that Tech Data is the owner of the Licensed Database and the information contained therein, but DCC has the right to use and manipulate the Licensed Database as set forth herein without further compensation. DCC shall not have any right to grant any other person or entity a license to the Licensed Database, but may permit Resellers to access the portion of the Licensed Database which shows the government pricing assigned to that Reseller. DCC shall not permit any Reseller or other third party access to the Licensed Database in its entire, original form or permit any Reseller or other third party to access or receive individual detail about any other Reseller or third party's pricing level.

DCC MAY NOT, except as otherwise specified in this Agreement, (a) copy any of the Licensed Database, (b) distribute, rent, sublicense or otherwise transfer or disclose, or transmit any of the database electronically, to any person or entity, (c) modify, translate, merge or prepare derivative works from the database, (d) modify, alter, or make other changes to the Trademarks and will not allow others to make such modifications, alterations, or changes to the Trademarks, or (e) use any of the database for service bureau or other purposes not specified in this Agreement. DCC hereby acknowledges that this Agreement and the delivery of the Licensed Database is not a deliverable under any contract with the government of the United States of America or any agency thereof.

Tech Data will update the Licensed Database at such times as may be necessary to ensure current government-pricing is available to DCC at all times.

DCC will place a disclaimer on the webpages it prepares on behalf of Resellers containing the Reseller's pricing data notifying the viewer that prices are subject to change.

5. DCC Grant of Right and License. When Tech Data enters into the Phase 2 Agreement and has provided DCC with all information (including, without limitation, technical information) and data needed by DCC to initiate the work with respect to Phase 2, DCC shall deliver to Tech Data true algorithm(s) and associated software which DCC created to create the government pricing changes to the Licensed Database and shall grant to Tech Data a non-exclusive, royalty free, irrevocable,


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worldwide license to use same. This grant of license shall survive termination or expiration of this Agreement.

6. Services and Support. DCC shall perform Phase 1 services and provide support pursuant to the Service Level Agreement attached hereto as Schedule "A."

7. Fee. DCC will provide the Phase I services to Tech Data without charge to Tech Data until April 17, 2000. In the event that as of April 17, 2000 Tech Data has entered into an agreement with DCC for Phase II services and has provided DCC with all information (including, without limitation, technical information) and data needed by DCC to initiate the work with respect to Phase II, then DCC will continue to provide Phase I Services to Tech Data without charge for an additional period of 3 up to 6 months (the "Additional Period"). In the event that as of April 17, 2000, Tech Data has not (a) either entered into an agreement with DCC for the provision of Phase 2 Services or (b) provided the required information, then commencing April 17, 2000, Tech Data shall pay to DCC a monthly fee of $20,000 (the "Monthly Fee") for the services described on Schedules A and B hereto. In addition, in the event that at the end of the Additional Period Tech Data's customers cannot directly place electronic orders for product to Tech Data using DCC's "Fedsite" and such failure is not the result of a failure by DCC to use its best efforts to cause Phase 2 to be sufficiently complete to allow such transactions to take place, then Tech Data shall commence paying DCC the Monthly Fee.

8. Expenses. DCC shall maintain and pay all fees payable for all licenses as are necessary for DCC to perform the Services under this Agreement and additionally and shall be responsible for payment of all of its own expenses incurred in connection with the performance of Phase I services hereunder. DCC is expected to have such facilities and equipment as are necessary to perform the Services.

9. Invoices. DCC shall provide Tech Data with detailed invoices representing accurately the Services that are charged. All invoices shall be accompanied by back up documentation sufficient to verify the charges made, and shall include a detailed description of the Services provided. Tech Data is only responsible for paying for those Services and expenses that are within the scope of the Services contemplated in this Agreement.

10. Relationship of Parties. The parties intend that the relationship between them created by this Agreement shall be that of an independent contractor. Neither DCC nor DCC's agents, employees or servants shall be or shall be deemed to be an employee, agent, or servant of Tech Data. DCC shall be solely and entirely responsible for DCC's acts and for the acts of DCC's agents, employees, servants and subcontractors during the performance of this Agreement. Tech Data and DCC agree that, for federal tax purposes, neither DCC nor DCC's agents, employees, or servants shall be treated as an employee of Tech Data with respect to the Services. It is understood that Tech Data does not agree to use DCC exclusively. It is further understood that DCC shall not have any power or authority to bind Tech Data.


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11.      Conduct by DCC. DCC agrees to conduct DCC's business in a reputable manner and agrees to comply with all federal, state and municipal laws, rules, regulations, and codes of ethics that are binding upon or applicable to DCC or to DCC's business, equipment or personnel engaged in operations covered by this Agreement, or accruing out of the performance of such operations. DCC, or anyone engaged directly or indirectly by DCC, shall not act inappropriately, including but not limited to giving gifts or seeking or giving favors to or from Tech Data employees. DCC will notify Tech Data if it becomes aware of any inappropriate act, or activities beyond the scope of the Services contemplated by this Agreement of its employees or others directly or indirectly engaged by it, or by Tech Data's employees.

12.      Confidentiality.

12.1 The Licensed Database delivered to DCC by Tech Data is "Confidential Information". In addition, any information regarding the Licensed Database or Tech Data's systems or procedures, provided in writing or which is presented orally by Tech Data to DCC, and reduced to a written summary describing such confidential oral communication and delivered to DCC within thirty (30) days, is also Confidential Information. All such Confidential Information is proprietary to Tech Data and constitutes trade secrets. Confidential Information may not be copied, reproduced or distributed except as expressly permitted in this Agreement. DCC shall not sell, lease, license, assign, transfer, or disclose the Confidential Information to any third party and shall not copy, reproduce or distribute the Confidential Information except as expressly permitted in this Agreement. DCC shall protect Confidential Information by using the same degree of care but no less than a reasonable degree of care as it uses to safeguard its own confidential or proprietary information of a like nature from unauthorized use, disclosure or dissemination. DCC shall not reverse engineer the Licensed Database, or software or disassemble, decompile, or apply any procedure or process to the Licensed Database or Software in order to ascertain, derive, and/or appropriate for any reason or purpose, the source code or source listings for the Licensed Database or Software or any trade secret information or process contained in the Licensed Database or Software.

12.2 The Licensed Database and Tech Data's method of representation of "column level pricing," approach, and concept shall also be included in the definition of Confidential Information.

12.3 DCC agrees to restrict access to Confidential Information of Tech Data to only its employees who require such access in the course of their assigned duties and responsibilities and who have been informed of Tech Data's obligations. DCC agrees that its employees and independent contractors who may have access to any Confidential Information of Tech Data will be legally obligated, by a written agreement, to preserve the confidentiality of such information.

12.4 In addition to any and all remedies of Tech Data hereunder or under applicable law, all of which shall be cumulative and exercisable concurrently, Tech Data shall be entitled to seek an injunction from a court of competent jurisdiction for the purpose of stopping or preventing any existing or anticipated breach of the terms of Section 12 of this Agreement, which rights shall not preclude the additional right of Tech Data recovering damages for any breach. The prevailing party


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in any such dispute shall be entitled to its reasonable attorney's fees and costs. The obligations of the parties under this Section 12 shall survive termination or expiration of this Agreement.

12.5 The foregoing obligations shall not apply with respect to any Confidential Information which: (i) was in the possession of or known by the other party without an obligation of confidentiality prior to receipt from the disclosing party, or (ii) is or becomes public knowledge through no fault or acts of the other party, or (iii) is or becomes lawfully available to the other party from a third party without an obligation of confidentiality; (iv) is independently developed by the other party without use of any such Confidential/Proprietary Information, or (v) is required to be disclosed pursuant to any law, code or regulation, provided the disclosing party is given ten (10) days prior written notice in order that it may seek a protective order.

13. Work Product/Return of Corporation's Property. DCC agrees that on termination of this Agreement for any cause whatsoever, DCC will return to Tech Data any of Tech Data's property in DCC's possession or under DCC's control, including but not limited to, business records, database information, names, addresses, and other information with regard to the Licensed Database. It is acknowledged and agreed that no transfer, grant, license, right, or assignment of Tech Data's Intellectual Property Rights by Tech Data to DCC is contemplated by this Agreement.

14. Term. The term of this Agreement shall commence on the date set forth above and, unless terminated by either party as set forth in this Agreement, shall remain in full force and effect for a term of one (1) year unless prior written notification of termination is delivered by one of the parties in accordance with the notice provision in Section 15 of this Agreement.

15. Termination. Either party may terminate this Agreement at any time, without cause, by giving the other party at least thirty (30) days prior written notice. DCC agrees on termination of this Agreement to immediately cease accessing the Licensed Database and to return the software, if any. The Licensed Database includes, but is not limited to, data structures, technical and other specifications, advice and other data or information. All data and other information available on the database is proprietary, confidential and the sole property of Tech Data or its licensees. Unauthorized action may violate not only this Agreement but the copyright laws of the United States, for which both criminal and civil penalties exist by law.

16.      Miscellaneous.

         A. Notice. All notices provided for herein shall be in writing, and may be by hand (or courier) delivery, overnight mail, telecopier, facsimile, or by certified or registered receipt requested mail, addressed as follows:


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Licensee:   DIGITAL COMMERCE CORPORATION
            11180 Sunrise Valley Drive
            Reston, Virginia  20191-4367
            Attn: Tony Bansal, President & CEO
            Phone: (703) 391-5300
            Telecopier: (703) 381-9689

Tech Data:  Tech Data Corporation
            5350 Tech Data Drive
            Clearwater, FL  33760
            Attn: Don Bosse, Senior Manager of Operations, Government Services with a copy to General Counsel at the same address
            Phone: (813) 539-7429
            Telecopier: (813) 538-7803

Notice to any party shall be deemed complete upon the occurrence of any one of the following: (i) hand delivery to said party, (ii) completion of transmission by telecopy a facsimile of said notice with telephone confirmation of receipt,
(iii) one business day after sending said notice by overnight mail or, (iv) five business days after depositing the same with the United States Postal Service, addressed to that party with the proper amount of postage afixed thereto, if sent by registered or certified mail, return receipt requested. Receipt of any notice by any of the persons listed above to receive notices to a party shall constitute actual receipt of such notice by that party.

         B. Entire Agreement and Amendment. This Agreement, including any Schedules and documents referred to in this Agreement or attached hereto, constitutes the entire and exclusive statement of Agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein. The parties agree that unless otherwise agreed to in writing by the party intended to be bound, the terms and conditions of this Agreement shall prevail over any contrary terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party affecting the purchase or sale of Products hereunder.

         C. Waiver. Any waiver by ether party of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

         D. Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent.

         E. Construction. Section headings, captions, or abbreviations are used for convenience only and shall not be resorted to for interpretation of this Agreement. Wherever the context so


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requires, the masculine shall refer to the feminine, the singular shall refer to the plural, and vice versa.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

DIGITAL COMMERCE CORPORATION, a Delaware corporation


By:
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As its:
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TECH DATA CORPORATION, a Florida
corporation ("Tech Data")


By:
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As its:
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